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                                                                     Exhibit 2.1

                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                     PROXYMED, INC., a Florida corporation



     Pursuant to the provisions of Section 607.1006, Florida Statutes, ProxyMed, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The Article III of the Corporation's Articles of Incorporation is amended by striking out the first paragraph thereof and by substituting in lieu of said paragraph the following new first paragraph to Article III:

           "The Corporation is authorized to issue 200,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share."

SECOND: This Amendment was adopted by the shareholders at the Corporation's Annual Meeting of Shareholders held on July 25, 2001. The number of votes cast were sufficient for approval.

Dated as of the 25/th/ day of July, 2001.

                                      ProxyMed, Inc.



                                      By:          /s/ Frank M. Puthoff
                                            ------------------------------------
                                            Frank M. Puthoff, Secretary